SECOND AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

CIRTRAN CORPORATION

This Second Amendment to the Articles of Incorporation of CirTran Corporation (hereinafter referred to as the “Corporation”), has been duly adopted in accordance with Section 78.390 of the Nevada Revised Statutes.

1. Name. The name of the Corporation is CirTran Corporation.

2. Amendment. The text of the Articles of Incorporation is to be amended by striking Article IV, as amended to date, in its entirety, and inserting a new Article IV reading as follows:

ARTICLE IV

CAPITALIZATION

(a) Effective as of the date of filing this Second Amendment to the Articles of Incorporation (the “Effective Time”), each 1,000 issued and outstanding shares of Common Stock shall thereupon be combined into one share of validly issued, fully paid, and nonassessable Common Stock. Each stock certificate that prior to the Effective Time represented shares of Common Stock shall, following the Effective Time, represent the number of shares of Common Stock into which the shares represented by such certificate shall be combined. The Corporation shall not issue fractional shares or scrip as the result of the combination of shares, but shall issue to each record holder of Common Stock that number of shares obtained by rounding fractional shares otherwise issuable pursuant to the foregoing combination to the next higher number of whole shares.

(b) The Corporation shall have the authority to issue 100,000,000 shares of common stock, par value $0.001 per share (“Common Stock”). Shares of any class of stock may be issued, without stockholder action, in one or more series, as may from time to time be determined by the board of directors. The board of directors is hereby expressly granted authority, without stockholder action, and within the limits set forth in the Nevada Revised Statutes, to:

(i) designate, in whole or in part, the voting powers, preferences, limitations, restrictions, and relative rights of any class of shares before the issuance of any shares of that class;

(ii) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the voting powers, preferences, limitations, restrictions, and relative rights of the series, all before the issuance of any shares of that series; or

(iii) alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares.

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(c) The allocation between the classes or among the series of each class of unlimited voting rights and the right to receive the Corporation’s net assets upon dissolution shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws, or in any amendment hereto or thereto, shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the Corporation’s net assets upon dissolution.

The foregoing Second Amendment to the Articles of Incorporation was adopted by resolution of the Corporation’s board of directors on October 24, 2014, and by the holders of a majority of the Corporation’s issued and outstanding common stock on May 4, 2015, pursuant to the Nevada Revised Statutes. The Corporation has only Common Stock issued and outstanding. The number of shares of Common Stock issued and outstanding and entitled to vote on March 2, 2015, the record date for consideration of the foregoing amendment, was 4,498,891,910. The proposal to recapitalize the Corporation by reverse-splitting the outstanding common stock 1,000-to-one was adopted by a vote of a majority of the outstanding stock, with 2,823,634,749 shares voted for, 701,960,974 shares voted against, and 19,210,123 shares abstaining, and proposal to recapitalize the Corporation by reducing the authorized common stock to 100,000,000 shares, par value $0.001, was adopted by a vote of a majority of the outstanding stock, with 2,895,960,879 shares voted for, 393,073,428 shares voted against, and 255,871,239 shares abstaining. By executing this Second Amendment to the Articles of Incorporation, the president does hereby certify that on May 4, 2015, the foregoing amendment was authorized and approved pursuant to Section 78.390 of the Nevada Revised Statutes. The undersigned affirms and acknowledges, under penalties of perjury, that the foregoing instrument is his act and deed and that the facts stated herein are true.

DATED this 6th day of May, 2015.

CIRTRAN CORPORATION

By:	/s/ Iehab Hawatmeh
Iehab Hawatmeh, President

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